Exhibit 10.18
Xin ZHOU
Xudong ZHU
Shanghai CRIC Information Technology Co., Ltd.
AND
Shanghai Tian Zhuo Advertising Co., Ltd.

Shareholder Voting Right Proxy Agreement
In respect of Shanghai Tian Zhuo Advertising Co., Ltd.

July 20, 2009

Shareholder Voting Right Proxy Agreement
This Shareholder Voting Right Proxy Agreement (this “Agreement”) is entered into as of July 20, 2009 by and between the following Parties:
1.	Xin ZHOU

ID Card No.: 310109671031081
2.	Xudong ZHU

ID Card No: 310108196710054852

(Xin ZHOU and Xudong ZHU are hereinafter referred to individually as a “Shareholder” and collectively as the “Shareholders”.)
3.	Shanghai CRIC Information Technology Co., Ltd. (hereinafter, the “WFOE”)

Registered address: Room 308, Building A, Science and Technology Building, No.149 Yanchang Road, Zhabei District, Shanghai
4.	Shanghai Tian Zhuo Advertising Co., Ltd. (hereinafter, the “Company”)

Registered address: Room 201, Building 2, No. 38 Haiguang Road, Shanyang Town, Jinshan District, Shanghai

(In this Agreement, the above parties are hereinafter referred to individually as a “Party” and collectively as the “Parties”.)
WHEREAS:
1.	The Shareholders are the existing shareholders of the Company, holding 100% equity of the Company;

2.	The Shareholders intend to severally entrust their voting rights in the Company to the individual designated by the WFOE, and the WFOE intend to designate the individual to accept such entrust.
NOW, THEREFORE, the Parties, after friendly consultations, hereby mutually agree below:
Article 1 Voting Right Delegation
1.1	The Shareholders hereby irrevocably undertake to respectively sign a power of attorney in substance and form as set forth in Annex 1 hereof after execution of this Agreement, to respectively entrust the individuals then designated by the WFOE (hereinafter, the “Entrusted Persons”) to exercise, on behalf of each of the Shareholders, the following rights that the Shareholders are entitled to in the capacity of shareholders of the Company under the then effective articles of association of the Company (collectively, the “Entrusted Rights”):

(1)	To propose to convene and attend Shareholders’ meetings of the Company as the representative of each of the Shareholders according to the articles of association of the Company;

(2)	To exercise, on behalf of each of the Shareholders, their voting rights on all matters requiring discussion or resolutions of the Shareholders’ meetings of the Company, including without limitation, the appointment and election of the Company’s directors and other officers to be appointed and removed by the Shareholders;

(3)	To exercise other voting rights of shareholder as specified in the articles of association of the Company (including any other shareholder voting rights as specified in the amended articles of association).
The above authorization and entrustment are granted on the condition that the Entrusted Persons are PRC citizens and that the WFOE approves such authorization and entrustment. Upon and only upon written notice of dismissing and replacing the Entrusted Person(s) given by the WFOE to each of the Shareholders shall the Shareholder promptly entrust another PRC citizen then designated by the WFOE to exercise the above Entrusted Rights, and the new authorization and entrustment shall, upon the grant supersede the previous authorization and entrustment. The Shareholders shall not revoke the authorization and entrustment to the Entrusted Person(s) unless as provided in this Article.
1.2	The Entrusted Persons shall perform their obligations in respect of the entrustment hereunder to the extent authorized hereunder with due care and diligence and in compliance with laws. The Shareholders acknowledge and shall assume liabilities for any legal consequences arising as a result of the Entrusted Persons’ exercise of the foregoing Entrusted Rights.

1.3	The Shareholders hereby confirm that the Entrusted Persons are not required to seek opinions from the relevant Shareholder prior to their exercise of the foregoing Entrusted Rights. However, the Entrusted Persons shall inform the Shareholders in a timely manner of any resolution or proposal on convening an interim shareholders’ meeting after such resolution or proposal is made.
Article 2 Right to Information
2.1	For the purpose of exercising the Entrusted Rights hereunder, the Entrusted Persons are entitled to know various relevant information of the Company such as those in respect of its operation, business, customers, finance and employees, and shall have access to the relevant documentations and materials of the Company. The Company shall fully cooperate with the Entrusted Persons in this regard.

Article 3 Exercise of the Entrusted Rights
3.1	The Shareholders will provide sufficient assistances to the Entrusted Persons with regard to their exercise of the Entrusted Rights, including timely execution of resolutions of shareholders’ meetings or other pertinent legal documents adopted by the Entrusted Persons wheere necessary (e.g., where the same is required in order to submit documents for purpose of governmental approvals, registrations or filings.).

3.2	If at any time within the term of this Agreement, the grant or exercise of the Entrusted Rights hereunder is unrealizable for whatever cause (except for default of any Shareholder or the Company), the Parties shall immediately seek the most similar alternative solution and, if necessary, enter into a supplementary agreement to amend or adjust the provisions herein, in order to ensure the realization of the purpose of this Agreement.
Article 4 Exemption and Compensation
4.1	The Parties acknowledge that in no case shall the WFOE be required to be liable to or compensate (monetary or otherwise) the other Parties or any third party in respect of exercise of the Entrusted Rights hereunder by the individuals designated by it.

4.2	The Shareholders and the Company agree to indemnify and hold WFOE harmless from and against all losses incurred or likely to be incurred due to exercise of the Entrusted Rights by the Entrusted Persons designated by the WFOE, including without limitation, any loss resulted from any litigation, demand, arbitration or claim by any third party against it or from administrative investigation or penalty, PROVIDED, HOWEVER, THAT no indemnification is available for any losses caused by a willful default or gross negligence of the Entrusted Persons.
Article 5 Representations and Warranties
5.1	Each Shareholder hereby represents and warrants severally that:
5.1.1.	It is a Chinese citizen with full capacity of action. It has the complete and independent legal status and legal capacity, and has been duly authorized, to execute, deliver and perform this Agreement. It may act independently as a party to lawsuit.

5.1.2.	It has the full power and authority, to execute and deliver this Agreement and all other documents relating to the transaction contemplated hereby that are to be executed by it; and to consummate the transaction contemplated hereby. This Agreement is duly executed and delivered by it, and shall constitute a legal, binding and enforceable obligation against it in accordance with the terms hereof.

5.1.3.	It is the registered legal shareholder of the Company as of the effective date of this Agreement. Except for those rights created under this Agreement, the Equity Pledge Agreement and the Exclusive Call Option Agreement entered into by and between the Shareholders, the Company and the WFOE on the date hereof, the Entrusted Rights are free of any third-party right. Pursuant to this Agreement, the Entrusted Persons may exercise the Entrusted Rights fully and completely in accordance with the then effective articles of association of the Company.
5.2	Each of the WFOE and the Company hereby represents and warrants severally that:
5.2.1	It is a limited liability company duly registered and validly existing under the laws where it is registered and has the independent legal person status. It has the full and independent legal status and legal capacity to execute, deliver and perform this Agreement and may act independently as a party to lawsuit.

5.2.1	It has the full corporate power and authority to execute and deliver this Agreement and all other documents relating to the transaction contemplated hereby that are to be executed by it. It has the full power and authority to consummate the transaction contemplated hereby.
5.3	The Company further represents and warrants that:
5.3.1	Each Shareholder is the registered legal shareholder of the Company as of the effective date of this Agreement. Except for the rights under this Agreement, the Equity Pledge Agreement and the Exclusive Call Option Agreement entered into by and between the Shareholders, the Company and the WFOE on the date hereof, the Entrusted Rights are free of any third-party right. Pursuant to this Agreement, the Entrusted Persons may exercise the Entrusted Rights fully and completely in accordance with the then effective articles of association of the Company.
Article 6 Term of this Agreement
6.1	Subject to the provisions of Articles 6.2 and 6.3 hereof, this Agreement shall become effective as of the date of the due execution hereof by the Parties and the valid term shall be twenty (20) years, unless it is early terminated by the Parties in writing or pursuant to Article 9.1 hereof. The term of this Agreement will not be extended upon expiration; provided, however, that the term of this Agreement will be automatically extended for one (1) year upon the expiration, if the WFOE gives the other Parties written notice requiring such extension at least thirty (30) days prior to its expiration. The same mechanism will apply subsequently upon the expiration of each extended term.

6.2	If the Company or the WFOE, upon expiry of its business terms, fails to deal with the approval and registration for the extension thereof, this Agreement shall terminate.

6.3	If any Shareholder transfers all of the equity interest it holds in the Company to any person with the WFOE’s prior consent, the Shareholder shall no longer be a Party to this Agreement whilst the obligations and undertakings of the other Parties under this Agreement shall not be adversely affected thereby.
Article 7 Notices
7.1	Any notice, request, demand and other correspondences required by this Agreement or made in accordance with this Agreement shall be delivered in writing to the relevant Party(ies).

7.2	The above notices or other correspondence shall be deemed delivered (i) upon sent out if by facsimile or electric transmission, or (ii) upon handover in person if by hand delivery; or (iii) upon the fifth (5th) day of being posted if by mail.
Article 8 Confidentiality
8.1	Regardless of the termination of this Agreement, each Party is obligated to keep strictly confidential trade secrets, proprietary information, clients’ information and all other information of confidential nature related to the other Party that are known to the former Party during the course of its execution and performance of this Agreement (the “Confidential Information”). Unless as agreed to by the Party who disclosed the Confidential Information (the “Disclosing Party”), or as required by the relevant laws, regulations or the requirements applicable where the publicly listed Affiliate of any Party is located, the receiving party of the Confidential Information (the “Receiving Party”) shall not disclose to any third party any of such Confidential Information. Except for the purpose of performing this Agreement, the Receiving Party shall not use any Confidential Information.

8.2	The Confidential Information does not include:
(a)	the information that has been lawfully acquired by the Party receiving the information before as demonstrated by certain written evidence;

(b)	the information entering the public domain without attribution to any fault of the Party receiving the information; and

(c)	the information lawfully acquired by the Party receiving the information from other sources after being received by the Party.
8.3	The Receiving Party may disclose Confidential Information to its relevant employees, agents or professionals engaged by it. However, the Receiving Party shall ensure that such persons shall abide by the relevant terms and conditions of this Article, and shall assume any liability incurred as a result of the breach by any of such persons of the relevant terms and conditions of this Article 8.

8.4	Notwithstanding any other provision of this Agreement, the effect of this Article 8 shall not be affected by the termination of this Agreement.
Article 9 Liabilities for Breach
9.1	The Parties agree and confirm that, if any of the Parties (the “Breaching Party”) is materially in breach of any provision hereof, or materially fails or delays in performing any of the obligations hereunder, a breach hereof is constituted (a “Breach”), and any of the other Parties which does not commit any Breach (a “Non-breaching Party”) has the right to require that the Breaching Party rectify it or take a remedial action within a reasonable period. If the Breaching Party fails to rectify the Breach or take remedial actions within the a reasonable period or within ten (10) days of the other Party’s written rectification notice, then:
9.1.1.	if any Shareholder or the Company is the Breaching Party, the WFOE is entitled to terminate this Agreement and require the Breaching Party to indemnify it against its damage;

9.1.2.	if the WFOE is the Breaching Party, each of the Non-defaulting Parties is entitled to require the Breaching Party to indemnify it against its damage; but unless otherwise provided for by law, in no case does it have the right to terminate or cancel this Agreement.
9.2	Notwithstanding any other provision herein, the effect of this Article 9 shall not be affected by the suspension or termination of this Agreement.
Article 10 Miscellaneous
10.1	This Agreement is written in Chinese in four (4) originals. Each of the Parties to this Agreement shall hold one (1) original.

10.2	The execution, effectiveness, performance, revision, interpretation and termination of this Agreement shall be governed by laws of People Republic of China.

10.3	Any dispute arising out of or in connection with this Agreement shall be resolved by the Parties through consultation. In the event the Parties fail to agree with each other within thirty (30) days after the dispute arises, the dispute shall be submitted to China International Economic and Trade Arbitration Commission Shanghai Commission for arbitration in Shanghai in accordance with the arbitration rules thereof effective at the submission of the application for arbitration. The arbitration award shall be final and binding upon the

Parties.

10.4	None of the rights, powers or remedies granted to each of the Parties by any provision of this Agreement shall preclude any other rights, powers or remedies that such Party is entitled to under the laws and under any other provisions of this Agreement, and any Party’s exercise of any of its rights, powers or remedies shall not preclude its exercise of any other rights, powers or remedies that it is entitled to.

10.5	A Party’s failure or delay in exercising any of its rights, powers or remedies that it is entitled to under this Agreement or under the laws (the “Available Rights”) shall not constitute its waiver of such rights, nor shall any single or partial waiver of any Available Rights by a Party preclude its exercise of those rights in another manner or its exercise of any other Available Rights.

10.6	The headings in this Agreement are written for the ease of reference only, and in no event, shall be used for, or affect, the interpretation to this Agreement.

10.7	Each provision herein is separable and independent from all other provisions herein. If any one provision or more provisions of this Agreement become invalid, illegal or unenforceable at any time, the validity, legality and enforceability of other provisions herein shall not be affected.

10.8	This Agreement, upon the execution, shall supersede any other prior legal documents among the Parties with respect to the subject matter hereof. Any amendment or supplement hereto shall be made in writing and shall not become effective until its due execution by the Parties hereto.

10.9	Without the WFOE’s prior written consent, none of the other Parties may transfer any of its rights and/or obligations hereunder to any third party. The Shareholders and the Company hereby agree that the WFOE is entitled to transfer any of its rights and/or obligations hereunder to any third party upon written notice thereof to the Shareholders and the Company.

10.10	This Agreement shall be binding on the legal successors of the Parties.
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[SIGNATURE PAGE]
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Xin ZHOU
By:	/S/Xin Zhou

Xudong ZHU
By:	/S/Xudong Zhu

Shanghai CRIC Information Technology Co., Ltd. (Company seal)
By:	/seal/
Name:
Title:

Shanghai Tian Zhuo Advertising Co., Ltd. (Company seal)
By:	/seal/
Name:
Title:

Annex 1:
Power of Attorney
THIS POWER OF ATTORNEY (hereinafter, the “Power of Attorney”) is executed by Xin ZHOU ( ID card No.: 310109671031081) as of July 20, 2009 and issued to Zhuyu DING ( ID card No.: 310106197311030812) (hereinafter, the “Entrusted Person”).
I, Xin ZHOU, hereby entrust the Entrusted Person with full representative power to exercise the following rights owned by me in the capacity of a shareholder of Shanghai Tian Zhuo Advertising Co., Ltd. (hereinafter, the “Company”) on my behalf:
(1)	As my representative, to propose to convene and attend Shareholders’ meetings of the Company according to the articles of association of the Company;;

(2)	As my representative, to exercise, on behalf of each of the Shareholders, their voting rights on all matters requiring discussion or resolutions of the Shareholders’ meetings of the Company, including without limitation, the appointment and election of the Company’s directors and other officers to be appointed and removed by the Shareholders;;

(3)	As my representative, to exercise other voting rights of shareholder as specified in the articles of association of the Company (including any other shareholder voting rights as specified in the amended articles of association).
I hereby irrevocably confirm that this Power of Attorney shall continue to be valid until the Shareholder Voting Right Proxy Agreement executed by and between Shanghai CRIC Information Technology Co., Ltd. (hereinafter, the “WFOE”), the Company and the Shareholders of the Company as of July 20, 2009 expires or is early terminated, unless the WFOE gives me a direction to replace the Entrusted Person.
Authorization is hereby made.

Name: Xin ZHOU
Signature:	/S/Xin Zhou
Date: July 20, 2009

Annex 2:
Power of Attorney
THIS POWER OF ATTORNEY (hereinafter, the “Power of Attorney”) is executed by Xudong ZHU (ID Card No: 310108196710054852) as of July 20, 2009 and issued to Zhuyu DING ( ID card No.: 310106197311030812) (hereinafter, the “Entrusted Person”).
I, Xudong ZHU, hereby entrust the Entrusted Person with full representative power to exercise the following rights owned by me in the capacity of a shareholder of Shanghai Tian Zhuo Advertising Co., Ltd. (hereinafter, the “Company”) on my behalf:
(4)	As my representative, to propose to convene and attend Shareholders’ meetings of the Company according to the articles of association of the Company;;

(5)	As my representative, to exercise, on behalf of each of the Shareholders, their voting rights on all matters requiring discussion or resolutions of the Shareholders’ meetings of the Company, including without limitation, the appointment and election of the Company’s directors and other officers to be appointed and removed by the Shareholders;;

(6)	As my representative, to exercise other voting rights of shareholder as specified in the articles of association of the Company (including any other shareholder voting rights as specified in the amended articles of association).
I hereby irrevocably confirm that this Power of Attorney shall continue to be valid until the Shareholder Voting Right Proxy Agreement executed by and between Shanghai CRIC Information Technology Co., Ltd. (hereinafter, the “WFOE”), the Company and the Shareholders of the Company as of July 20, 2009 expires or is early terminated, unless the WFOE gives me a direction to replace the Entrusted Person.
Authorization is hereby made.

Name: Xudong ZHU
Signature:	/S/Xudong Zhu
Date: July 20, 2009